Exhibit 10(h)

HEWLETT-PACKARD COMPANY 2005 PAY-FOR-RESULTS PLAN

1.                                      Purpose.  The purpose of this Plan is to provide certain employees of HP and its subsidiaries with incentive compensation based upon the level of achievement of financial, business and other performance criteria.  This Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m).

2.                                      Definitions.

(a)                                  “Affiliate” means (i) any entity that, directly or indirectly, is controlled by HP and (ii) any entity in which HP has a significant equity interest.

(b)                                 “Board” means the Board of Directors of HP.

(c)                                  “Bonus” means a cash payment made pursuant to this Plan with respect to a particular Performance Period, determined pursuant to Section 7 below.

(d)                                 “Bonus Formula” means as to any Performance Period, the formula established by the Committee pursuant to Section 5 in order to determine the Bonus amounts, if any, to be paid to Participants based upon the level of achievement of targeted goals for the selected Performance Measures. The formula may differ from Participant to Participant or business group to business group.  The Bonus Formula shall be of such a nature that an objective third party having knowledge of all the relevant facts could determine whether targeted goals for the Performance Measures have been achieved.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                    “Committee” means the HR and Compensation Committee of the Board who shall qualify as “outside directors” within the meaning of Code Section 162(m).

(g)                                 “Fiscal Year” means the twelve-month period from November 1 through October 31.

(h)                                 “HP” means Hewlett-Packard Company, a Delaware corporation.

(i)                                     “Participant” means a Section 16 Officer.

(j)                                     “Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” within the meaning of Code Section 162(m).

(k)                                  “Performance Measure” means any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either HP as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Committee:  cash flow (including operating cash flow or free cash flow), revenue (on an absolute basis or adjusted for currency effects), gross margin, operating expenses or operating expenses as a percentage of revenue, earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, and may be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or adjusted to exclude any or all non-GAAP items), earnings per share (on a GAAP or non-GAAP basis), growth in any of the foregoing measures, stock price, return on equity or average stockholders’ equity, total stockholder return, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, return on capital, return on assets or net assets, return on investment, economic value added, operating profit, controllable operating profit, or net operating profit, operating margin, cash conversion cycle, market share, contract awards or backlog, overhead or other expense reduction, credit rating, strategic plan development and implementation, succession plan development and implementation, improvement in workforce diversity, customer indicators, new product invention or innovation, attainment of research and development milestones, improvements in productivity, attainment of objective operating goals and employee metrics.

(l)                                     “Performance Period” means any Fiscal Year or such other period as determined by the Committee.

(m)                               “Plan” means this Hewlett-Packard Company 2005 Pay-for-Results Plan.

(n)                                 “Plan Committee” means the committee to which the Committee delegates certain authority to act on various HP compensation and benefit matters.

(o)                                 “Predetermination Date” means, for a Performance Period, (i) the earlier of 90 days after commencement of the Performance Period or the expiration of 25% of the Performance Period, provided that the achievement of targeted goals under the selected Performance Measures for the Performance Period is substantially uncertain at such time; or (ii) such other date on which a performance goal is considered to be pre-established pursuant to Code Section 162(m).

(p)                                 “Section 16 Officer” means an employee of HP or its Affiliates who is considered an officer of HP within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.                                      Eligibility.  The individuals eligible to participate in this Plan for a given Performance Period shall be Section 16 Officers.

4.                                      Plan Administration.

(a)                                  The Committee shall be responsible for the requirements for qualifying compensation as Performance-Based Compensation.  Subject to the limitations on Committee discretion imposed under Code Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder.  The Plan Committee shall be responsible for the general administration and interpretation of this Plan and for carrying out its provisions, including the authority to construe and interpret the terms of this Plan, determine the manner and time of payment of any Bonuses, prescribe forms and procedures for purposes of Plan participation and distribution of Bonuses and adopt rules, regulations and to take such actions as it deems necessary or desirable for the proper administration of this Plan. The Plan Committee may delegate its administrative tasks to HP employees or others as appropriate for proper administration of this Plan.

(b)                                 Any rule or decision by the Committee, Plan Committee or its delegate(s) that is not inconsistent with the provisions of this Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

5.                                      Bonuses.  Prior to the Predetermination Date for a Performance Period, the Committee shall designate or approve in writing, the following:

(a)                                  Performance Period;

(b)                                 Positions or names of employees who will be Participants for the Performance Period;

(c)                                  Targeted goals for selected Performance Measures during the Performance Period; and

(d)                                 Applicable Bonus Formula for each Participant, which may be for an individual Participant or a group of Participants.

6.                                      Determination of Amount of Bonus.

(a)                                  Calculation.  After the end of each Performance Period, the Committee shall certify in writing (to the extent required under Code Section 162(m)) the extent to which the targeted goals for the Performance Measures applicable to each Participant for the Performance Period were achieved or exceeded. The Bonus for each Participant shall be determined by applying the Bonus Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of this Plan, the Committee, in its sole discretion, may eliminate or reduce the Bonus payable to any Participant below that which otherwise would be payable under the Bonus Formula.  The aggregate Bonus(es) payable to any Participant during any Fiscal Year shall not exceed U.S.$10 million.

The Committee may appropriately adjust any evaluation of performance under a Performance Measure to exclude any of the following events that occurs during a Performance Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings as reflected in any HP press release and Form 8-K filing relating to an earnings announcement, (C) asset write-downs, (D) litigation or claim judgments or settlements, (E) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for reorganization and restructuring programs, and (G) any other extraordinary or non-operational items.

(b)                                 Right to Receive Payment.  Each Bonus under this Plan shall be paid solely from general assets of HP and its Affiliates. This Plan is unfunded and unsecured; nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

7.                                      Payment of Bonuses.

(a)                                  Timing of Distributions. HP and its Affiliates shall distribute amounts payable to Participants as soon as is administratively practicable following the determination and written certification of the Committee for a Performance Period, but in no event later than two and one-half months after the end of the calendar year in which the Performance Period ends, except to the extent a Participant has made a timely election to defer the payment of all or any portion of such Bonus under the Hewlett-Packard Company 2005 Executive Deferred Compensation Plan or any other HP approved deferred compensation plan or arrangement.

(b)                                 Payment.  The payment of a Bonus, if any (as determined by the Committee at the end of the Performance Period), with respect to a specific Performance Period requires that the employee be an active employee on HP’s or its Affiliate’s payroll on the last day of each applicable Performance Period, subject to the following:

(i)            Leave of Absence or Non-Pay Status.  A Participant may receive a Bonus while on an approved leave of absence or non-pay status.  Such Bonus shall be prorated in a manner that HP determines in it sole discretion.

(ii)           Disability, Workforce Restructuring, Voluntary Severance Incentive Program, Divestiture or Retirement.  A Participant who terminates due to disability, participation in a workforce restructuring or voluntary severance incentive program, divestiture or retirement under HP’s retirement policies may receive a prorated Bonus; the method in which a Bonus is prorated shall be determined by HP in its sole discretion.

(iii)          Death.  The estate of a Participant who dies prior to the end of a Performance Period or after the end of a Performance Period but prior to payment may receive a Bonus or prorated Bonus; the method in which a Bonus is prorated shall be determined by HP in its sole discretion.

(c)                                  Change in Status.  A Participant who has a change in status that results in being ineligible to participate in this Plan or eligible in more than one variable pay plan, including this Plan, in a Performance Period may receive a prorated Bonus, if any (as determined by the Committee at the end of the Performance Period), under this Plan; the method in which a Bonus is prorated shall be determined by HP in its sole discretion.

(d)                                 Code Section 409A.  To the extent that any Bonus under the Plan is subject to Code Section 409A, the terms and administration of such Bonus shall comply with the provisions of such Section, applicable IRS guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee or Plan Committee.

8.                                      Amendment and Termination.

(a)                                  The Committee may amend, modify, suspend or terminate this Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in this Plan or in any Bonus granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Bonus, or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. Notwithstanding the foregoing, the Plan Committee may any amend, modify, suspend or terminate this Plan if any such action is required by law.  To the extent required under applicable law, including Code Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

(b)                                 In the case of Participants employed outside the United States, HP or its Affiliate may vary the provisions of this Plan as deemed appropriate to conform with, as required by, or made desirable by, local laws, practices and procedures.

9.                                      Withholding.  Distributions pursuant to this Plan shall be subject to all applicable taxes and contributions required by law to be withheld in accordance with procedures established by HP.

10.                               No Additional Participant Rights.  The selection of an individual for participation in this Plan shall not give such Participant any right to be retained in the employ of HP or any of its Affiliates, and the right of HP and any such Affiliate to dismiss such Participant or to terminate any arrangement pursuant to which any such Participant provides services to HP, with or without cause, is specifically reserved.  No person shall have claim to a Bonus under this Plan, except as otherwise provided for herein, or to continued participation under this Plan.  There is no obligation for uniformity of treatment of Participants under this Plan.  The benefits provided for Participants under this Plan shall be in addition to and shall in no way preclude other forms of compensation to or in respect of such Participants.  It is expressly agreed and understood that the employment of a Participant is terminable at the will of either party and, if such Participant is a party to an employment contract with HP or one of its Affiliates, in accordance with the terms and conditions of the Participant’s employment agreement.

11.                               Successors.  All obligations of HP or its Affiliates under this Plan, with respect to awards granted hereunder, shall be binding on any successor to HP, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of HP.

12.                               Nonassignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of descent and distribution.

13.                               Severability.  If any portion of this Plan is deemed to be in conflict with local law, that portion of the Plan, and that portion only, will be deemed void under local law.  All other provisions of the Plan will remain in effect.  Furthermore, if any provision of this Plan would cause Bonuses not to constitute Performance-Based Compensation, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

14.                               Governing Law.  This Plan shall be governed by the laws of the State of Delaware.